Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2011 FIRST QUARTER RESULTS

•	Revenue $5.2 billion; up 8 percent versus prior year or up 10 percent excluding currency changes
•	Diluted earnings per share up 10 percent from prior year to $1.14
•	Worldwide futures orders up 10 percent, up 13 percent excluding currency changes
•	Inventories down 3 percent versus prior year

BEAVERTON, Ore., Sept. 23, 2010 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2011 first quarter ended August 31, 2010. Earnings per share for the quarter were up 10 percent on 8 percent higher net revenue as a result of gross margin expansion driven by the strength of the NIKE, Inc. brands in the marketplace and continued clean inventory positions.

“We had a great first quarter. It demonstrates the power of our growth strategy, which is to create innovative products, amazing brand experiences, and premium retail destinations wherever consumers connect with NIKE,” said Mark Parker, President and CEO, NIKE, Inc. “Going forward we’ll continue to maximize the flexibility, balance and alignment that we have built into our portfolio of brands and categories. Those strengths will help us navigate the continued uncertainty in the macro-economic picture. More importantly they help us leverage the global appetite for sports and innovation, which has never been stronger. That’s how we continue to grow our businesses, strengthen our balance sheet and increase our returns to shareholders over the long term.”*

Futures Orders

As of the end of the quarter worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from September 2010 through January 2011, totaled $7.1 billion, 10 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 13 percent.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	+15%	+14%
Western Europe	-7%	+6%
Central and Eastern Europe	+8%	+14%
Greater China	+25%	+23%
Japan	-8%	-14%
Emerging Markets	+21%	+24%
Total NIKE Brand	+10%	+13%

First Quarter Income Statement Review

•
Revenues increased 8 percent to $5.2 billion. Excluding the impacts of changes in foreign currency, NIKE, Inc. revenue increased 10 percent. Revenues for the NIKE Brand were up 8 percent on a currency neutral basis driven by growth in each of the seven NIKE Brand categories: Action Sports, Athletic Training, Basketball, Football (Soccer), Running, Sportswear and Women’s Training. Excluding currency changes, revenues for our Other Businesses increased 16 percent as Cole Haan, Converse, Hurley, NIKE Golf and Umbro all experienced growth during the quarter.

•
Gross margins improved 80 basis points to 47.0 percent due to growth and improved profitability from Direct to Consumer operations, fewer and more profitable close-out sales and improved in-line product margins. These factors more than offset margin pressures resulting from changes in foreign currency and higher airfreight costs to meet strong demand for NIKE Brand products.

•
Selling and administrative expenses were up 8 percent to $1.7 billion due to planned investments in demand creation spending, which increased 23 percent to $679 million primarily as a result of marketing expenses incurred for the World Cup and World Basketball Festival. Operating overhead spending was $994 million, in line with last year, as investments in our Direct to Consumer business and key brand events were offset by changes in stock-based compensation expense.

•
Other expense was $7 million, comprised largely of non-recurring items which offset net conversion gains primarily on currency hedges. For the quarter, we estimate the year over year change in foreign currency related gains included in other expense (income), net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits decreased pretax income by approximately $33 million.

•
The effective tax rate was 26.0 percent compared to 24.7 percent for the same period last year primarily because a larger percentage of pretax income related to operations in the United States, which has a higher effective tax rate than operations abroad.

•
Net income increased 9 percent to $559 million and diluted earnings per share increased 10 percent to $1.14 reflecting an approximate 1 percent decline in the number of diluted weighted average common shares outstanding.

August 31, 2010 Balance Sheet Review

•	Inventories for NIKE, Inc. were $2.2 billion, down 3 percent from August 31, 2009.
•	Cash and short-term investments at period-end were $4.7 billion, 29 percent higher than last year mainly as a result of higher net income and continued focus on working capital management.

Share Repurchases

During the first quarter, the Company repurchased a total of 7.3 million shares for approximately $517 million as part of the Company’s four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the first quarter the Company has purchased a total of 13.9 million shares for approximately $971 million under this program.

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on September 23, 2010, to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, September 30, 2010.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010
(In millions, except per share data)

	QUARTER ENDED
INCOME STATEMENT	08/31/2010	08/31/2009	% Chg
Revenues	$5,175	$4,799	8%
Cost of sales	2,741	2,583	6%
Gross margin	2,434	2,216	10%
	47.0%	46.2%

Demand creation expense	679	554	23%
Operating overhead expense	994	992	0%
Total selling and administrative expense	1,673	1,546	8%
	32.3%	32.2%

Other expense (income), net	7	(12)	-
Interest (income) expense, net	(1)	1	-

Income before income taxes	755	681	11%

Income taxes	196	168	17%
	26.0%	24.7%

Net income	$559	$513	9%

Diluted EPS	$1.14	$1.04	10%

Basic EPS	$1.17	$1.06	10%

Weighted Average Common Shares Outstanding:
Diluted	488.6	491.6
Basic	479.6	485.8
Dividends declared	$0.27	$0.25

NIKE, Inc.

BALANCE SHEET	08/31/2010	08/31/2009	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,010	$2,261	-11%
Short-term investments	2,678	1,369	96%
Accounts receivable, net	2,791	2,835	-2%
Inventories	2,210	2,288	-3%
Deferred income taxes	259	214	21%
Prepaid expenses and other current assets	583	640	-9%

Total current assets	10,531	9,607	10%

Property, plant and equipment	4,535	4,374	4%
Less accumulated depreciation	2,560	2,393	7%
Property, plant and equipment, net	1,975	1,981	0%

Identifiable intangible assets, net	470	471	0%
Goodwill	192	195	-2%
Deferred income taxes and other assets	883	937	-6%

Total assets	$14,051	$13,191	7%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$132	$7	-
Notes payable	109	95	15%
Accounts payable	1,101	962	14%
Accrued liabilities	1,696	1,643	3%
Income taxes payable	104	146	-29%

Total current liabilities	3,142	2,853	10%

Long-term debt	342	443	-23%
Deferred income taxes and other liabilities	907	804	13%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,660	9,091	6%

Total liabilities and shareholders' equity	$14,051	$13,191	7%

NIKE, Inc.
	QUARTER ENDED		% Change	% Change Excluding Currency Changes 2
DIVISIONAL REVENUES1	08/31/2010	08/31/2009
	(In millions)
North America
Footwear	$1,289	$1,219	6%	5%
Apparel	515	444	16%	16%
Equipment	99	97	2%	2%
Total	1,903	1,760	8%	8%

Western Europe
Footwear	627	635	-1%	10%
Apparel	364	393	-7%	3%
Equipment	65	77	-16%	-5%
Total	1,056	1,105	-4%	6%

Central and Eastern Europe
Footwear	146	139	5%	12%
Apparel	92	89	3%	10%
Equipment	25	27	-7%	-7%
Total	263	255	3%	9%

Greater China
Footwear	246	218	13%	12%
Apparel	182	168	8%	8%
Equipment	32	30	7%	10%
Total	460	416	11%	10%

Japan
Footwear	86	98	-12%	-17%
Apparel	60	67	-10%	-16%
Equipment	17	21	-19%	-24%
Total	163	186	-12%	-18%

Emerging Markets
Footwear	404	299	35%	29%
Apparel	149	116	28%	22%
Equipment	38	38	0%	-5%
Total	591	453	30%	24%

Global Brand Divisions3	32	31	3%	6%

Total NIKE Brand	4,468	4,206	6%	8%

Other Businesses4	693	604	15%	16%
Corporate5	14	(11)	-	-

Total NIKE, Inc. Revenues	$5,175	$4,799	8%	10%

Total NIKE Brand
Footwear	$2,798	$2,608	7%	9%
Apparel	1,362	1,277	7%	9%
Equipment	276	290	-5%	-3%
Global Brand Divisions3	32	31	3%	6%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2011 results have been restated using fiscal 2010 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments through our centrally managed foreign exchange risk management program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to these entities, which are used to record any non-functional currency revenues into the entity's functional currency.

NIKE, Inc.
	QUARTER ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	08/31/2010	08/31/2009	Chg
	(In millions)

North America	$446	$411	9%
Western Europe	279	289	-3%
Central and Eastern Europe	63	77	-18%
Greater China	164	149	10%
Japan	27	35	-23%
Emerging Markets	124	106	17%
Global Brand Divisions3	(250)	(181)	-38%

Total NIKE Brand	853	886	-4%

Other Businesses4	109	87	25%
Corporate5	(208)	(291)	29%

Total earnings before interest and taxes1,2	$754	$682	11%

1 The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest (income) expense, net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.